Exhibit 16.1

Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 11, 2003.

Deloitte & Touche LLP

Suite 1500

191 Peachtree Street N.E.

Atlanta, GA 30303-1924

www.us.deloitte.com

June 11, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of eOn Communications Corporation’s Form 8-K dated June 11, 2003, and the have the following comments:

1. We agree with the statements made in paragraphs 1 through 5.

2. We have no basis on which to agree or disagree with the statements made in paragraph 6.

Yours truly,

/s/    Deloitte & Touche LLP